EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports Second Quarter 2019 Financial Results

Conference Call Today at 4:30 p.m. ET / 1:30 p.m. PT

BURLINGAME, Calif., Aug. 01, 2019 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Nasdaq: CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies, today provided a business update and reported financial results for the second quarter ended June 30, 2019.

“Corvus continues to be a leader in the field of drug development targeting the adenosine pathway, with complementary lead programs – ciforadenant and CPI-006 – that have shown promising activity in a range of solid tumors. We also have a third program in the clinic, CPI-818, which is an ITK inhibitor for the treatment of patients with advanced T-cell lymphomas. Together, I believe these three programs position Corvus as a leader in the development of second-generation immuno-oncology agents,” said Richard A. Miller, M.D., president and chief executive officer of Corvus. “At ASCO this year, initial clinical data on CPI-006 was presented in an oral session and subsequently selected for the Highlight of the Day session. The data demonstrated activity as a monotherapy and in combination with ciforadenant and that CPI-006 represents a potential novel immuno-oncology approach via activation of immune cells and the inhibition of adenosine production. We plan to continue presenting new data on our programs at the Society of Immunotherapy of Cancer annual meeting and other meetings over the remainder of the year.”

Recent Achievements
Ciforadenant (CPI-444): A2A Receptor Antagonist of Adenosine

  Continued enrollment of patients with renal cell cancer (RCC) in an amended Phase 1b/2 clinical trial evaluating ciforadenant in combination with Genentech’s Tecentriq® (atezolizumab), an anti-PD-L1 antibody. The RCC patients in the trial have failed treatments with anti-PD-(L)1 antibodies and tyrosine kinase inhibitors. This trial is also evaluating the use of a novel gene expression biomarker known as the Adenosine Signature, that may have the potential to predict patients most likely to respond to therapy.
  Amending our ongoing Phase 1b/2 study to include an arm evaluating ciforadenant in combination with Tecentriq in patients with prostate cancer. This arm will also evaluate the use of the Adenosine Signature.
  Continued follow-up  in a Phase 1b/2 trial of ciforadenant and Tecentriq being conducted by Genentech as part of their MORPHEUS platform. The study is evaluating this combination in patients who have failed no more than two prior regimens.

CPI-006: Immunomodulatory Anti-CD73 Antibody

  Continued enrollment of up to 350 patients with advanced cancer in a Phase 1/1b clinical trial evaluating CPI-006 as a single agent and in combination with either ciforadenant or  pembrolizumab. The trial is currently enrolling patients in the dose escalation phase for CPI-006 administered as a monotherapy and in combination with ciforadenant.
  Initial clinical data covering 20 patients with advanced, refractory cancer from the Phase 1/1b trial was delivered in an oral presentation at the 2019 American Society of Clinical Oncology (ASCO) Annual Meeting in June 2019. The initial data showed a trend toward longer disease control with higher doses of CPI-006, and enhanced disease control with CPI-006 in combination with ciforadenant compared with monotherapy. Additional highlights from the presentation:
    Clinical and laboratory results demonstrated potential for a new immuno-oncology approach with CPI-006 via activation of immune cells and the inhibition of adenosine production.
    Dose-dependent disease control when administered as a monotherapy and in combination with ciforadenant.
    CPI-006 was well tolerated at all dose levels, with no dose-limiting toxicities. Grade 1 infusion reactions were detected (N=3 patients) and mitigated with premedication with acetaminophen and antihistamine. Grade 3 or 4 toxicities included a grade 3 anemia (N=1).

CPI-818: A small molecule ITK inhibitor

  Continued enrolling patients with T-cell lymphomas, including peripheral T-cell lymphoma (PTCL), cutaneous T-cell lymphoma (CTCL) and others, in a Phase 1/1b study with CPI-818, an ITK inhibitor.

Anticipated Events in 2H 2019

  Updated clinical and immunologic data from the Phase 1/1b clinical trial of CPI-006 monotherapy and combination with ciforadenant is expected to be presented at the Society for Immunotherapy of Cancer (SITC) annual meeting in November 2019.
  Presentation on identification and role of biomarkers in adenosine pathway therapies is expected to be presented at SITC.
  Preclinical and early clinical data regarding CPI-818 is expected to be presented in late 2019 or early 2020.

Financial Results

At June 30, 2019, Corvus had cash, cash equivalents and marketable securities totaling $96.8 million, as compared to cash, cash equivalents and marketable securities of $114.6 million at December 31, 2018.  Corvus expects full-year 2019 net cash used in operating activities to be between $38 and $42 million and estimates ending 2019 with cash, cash equivalents and marketable securities of between $73 and $77 million.

Research and development expenses for the three months ended June 30, 2019 totaled $10.6 million, as compared to $9.7 million for the same period in 2018. The increase of $0.9 million was primarily due to an increase in CPI-006 program costs.

The net loss for the three months ended June 30, 2019 was $13.0 million, compared to a net loss of $11.6 million for the same period in 2018. Total stock compensation expense for the three months ended June 30, 2019 was $1.9 million, as compared to $1.7 million for the same period in 2018.

Conference Call Details
Corvus will host a conference call and webcast today, Thursday, August 1, 2019, at 4:30 p.m. ET (1:30 p.m. PT), during which time management will provide a business update and discuss the second quarter 2019 financial results. The conference call can be accessed by dialing 1-888-599-8686 (toll-free domestic) or 1-720-543-0302 (international) and using the conference ID 2091306. The live webcast may be accessed via the investor relations section of the Corvus website. A replay of the webcast will be available on Corvus' website for 90 days following the call.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies. Corvus’ lead product candidates are ciforadenant (CPI-444), a small molecule inhibitor of the A2A receptor, and CPI-006, a humanized monoclonal antibody directed against CD73 that exhibits immunomodulatory activity and blockade of adenosine production. These candidates are being studied in ongoing Phase 1 and 2 clinical trials in patients with a wide range of advanced solid tumors. Ciforadenant is being evaluated in a successive expansion cohort trial examining its activity both as a single agent and in combination with Genentech’s atezolizumab, an anti-PD-L1 antibody. CPI-006 is being evaluated in a multicenter Phase 1/1b clinical trial as a single agent, in combination with ciforadenant, and with pembrolizumab. The Company’s third clinical program, CPI-818, an oral, small molecule drug that has been shown to selectively inhibit ITK, is in a multicenter Phase 1/1b clinical trial in patients with several types of T-cell lymphomas. For more information, visit www.corvuspharma.com.

Tecentriq® is a registered trademark of Genentech.

About CPI-444
CPI-444 is a small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity. CD39 and CD73 are enzymes on the surface of tumor cells and immune cells. These enzymes work in concert to convert ATP to adenosine. In vitro and preclinical studies have shown that dual blockade of CD73 and the A2A receptor may be synergistic.

About CPI-006
CPI-006 is a potent humanized monoclonal antibody that reacts with the active site of CD73, blocking the conversion of AMP to adenosine. This antibody also possesses immunomodulatory activity resulting in activation of lymphocytes and effects on lymphocyte trafficking, which are independent of adenosine.  In vitro studies of CPI-006 have shown it is capable of substantially inhibiting the production of adenosine by blocking the CD73 enzyme.

About CPI-818
CPI-818 is a small molecule drug given orally that has been shown to selectively inhibit ITK (interleukin-2-inducible T-cell kinase). It was developed to possess dual properties: to block malignant T-cell growth and modulate immune responses. ITK, an enzyme, is expressed predominantly in T-cells and plays a role in T-cell and natural killer (NK) cell lymphomas and leukemias, as well as in normal immune function. Interference with ITK signaling can modulate immune responses to various antigens. The inhibition of specific molecular targets in T-cells may be of therapeutic benefit for patients with T-cell lymphomas – similar to the role of Bruton’s tyrosine kinase (BTK) in B-cells. BTK is now an established target for treating various B-cell lymphomas, and two BTK inhibitors, ibrutinib and aclarabrutinib, have been approved by the U.S. Food and Drug Administration for lymphoma indications.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the potential safety and efficacy of ciforadenant, CPI-006 and CPI-818, the potential similarities of BTK inhibition and ITK inhibition, the Company’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s Phase 1/1b clinical trial of ciforadenant, the Company’s Phase 1/1b clinical trial of CPI-006, and the Company’s Phase 1/1b clinical trial of CPI-818, the utility of biomarker data collected and the suitability of dosing regimen selected for clinical trials, the potential timing and availability of data from the Company’s ongoing clinical trials, and expected cash needs and operating expenses for the second half of 2019 . All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Securities and Exchange Commission on August 1, 2019, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the accuracy of the Company’s estimates relating to its ability to initiate and/or complete clinical trials; the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of ciforadenant, CPI-006 and CPI-818; the Company’s ability to utilize biomarker data and select suitable dosing regimens; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States and foreign countries; the costs of clinical trials may exceed expectations; the Company’s ability to raise additional capital; and the risk that costs of clinical trials and preclinical activities will exceed expectations. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
W2O pure
+1 213-262-9390
sseapy@purecommunications.com

CORVUS PHARMACEUTICALS, INC. CONDENSED STATEMENTS OF OPERATIONS (in thousands, except share and per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating expenses:
Research and development	$10,640	$9,715	$20,059	$21,818
General and administrative	2,956	2,543	5,842	5,084
Total operating expenses	13,596	12,258	25,901	26,902
Loss from operations	(13,596)	(12,258)	(25,901)	(26,902)
Interest income and other expense, net	618	627	1,280	970
Net loss	$(12,978)	$(11,631)	$(24,621)	$(25,932)
Net loss per share, basic and diluted	$(0.44)	$(0.40)	$(0.84)	$(1.01)
Shares used to compute net loss per share, basic and diluted	29,309,150	28,979,514	29,301,505	25,785,543

CORVUS PHARMACEUTICALS, INC. CONDENSED BALANCE SHEETS (in thousands) (unaudited)

	June 30,	December 31,
	2019	2018
Assets
Cash, cash equivalents and marketable securities	$96,840	$114,597
Operating lease right-of-use asset	2,634	—
Other assets	3,642	3,635
Total assets	$103,116	$118,232
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$9,882	$7,896
Operating lease liability	3,580	—
Stockholders' equity	89,654	110,336
Total liabilities and stockholders' equity	$103,116	$118,232